Exhibit 1.13

WOODS INVESTMENT CO., LTD.

IMPORTANT NOTICE

The accompanying Conversion Notice (the “Conversion Notice”, and together with this cover note, the “Package”) is being distributed to all shareholders (“you”) of Woods Investment Co., Ltd. (the “Company” or “we”) whose names appear on the register of shareholders of the Company as of October 8, 2021, wherever located. Based on our records, you are a shareholder of the Company residing outside of Taiwan. You must read the disclaimers below before continuing. By accessing the attached Conversion Notice, you agree to be bound by the terms and conditions set forth below, including any modifications to them from time to time, each time you receive any information from us as a result of such access.

Apart from the disclaimers here, the Conversion Notice being distributed to you is the English version of the one being distributed to Taiwanese shareholders. Taiwanese shareholders will receive the Conversion Notice in hard copies by mail, and non-Taiwanese investors will receive the Conversion Notice in electronic form either through email (if one was previously provided to the Company’s record) or through their respective Taiwan custodians.

As indicated in TLC’s previous shareholder communications and regulatory filings, TLC shareholders will have the opportunity to participate in its Restructuring or receive cash as consideration of their TLC shares. Capitalized terms used and not defined in this Package have the meanings ascribed to them in the EGM Package.

As part of the Restructuring, on October 8, 2021, the Company completed its share swap transaction (the “Share Swap”) with Taiwan Liposome Company, Ltd. (“TLC”), pursuant to which TLC became a wholly-owned subsidiary of the Company. In consideration for the TLC shares acquired by the Company, the Company issued Woods Special Shares to all registered Taiwanese shareholders of TLC and all registered non-Taiwanese shareholders of TLC who received and submitted the Investment Commission approval in time to become holders of Woods Special Shares and has scheduled to pay cash consideration to the remaining registered non-Taiwanese shareholders of TLC.

You are now being asked to make an investment decision on your Woods Special Shares. You have the option to convert their Woods Special Shares into common shares of Woods (the “Conversion”) by following the instructions in the Conversion Notice (the “Conversion Offer”). If you do not want to exercise this option, your Woods Special Shares will be redeemed by the Company on November 7, 2021.

If you are in any doubt about the contents of the Conversion Notice or the action you should take, it is recommended that you seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or independent financial adviser.

WOODS INVESTMENT CO., LTD.

Investors not residing in Taiwan

This Package is not intended to and does not constitute or form part of any offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval, nor shall there be any sale, issuance or transfer of securities, in any jurisdiction in contravention of applicable laws. Persons in possession of this Package are required to inform themselves of any relevant restrictions in their respective jurisdictions. Any person who makes an investment decision in respect of the securities of the Company shall be deemed to have declared, represented, warranted and agreed that such person is authorized under the provisions of any applicable local laws, rules, regulations and statutes to do so.

The Conversion Notice, including the accompanying exhibits, has been translated from its Chinese language original for reference purposes only. In the event of any conflict or discrepancy between this document and its Chinese language original, the Chinese language original shall prevail in all respects. The Chinese language original of the Conversion Notice can be accessed from the company’s website at https://ir-zhtw.tlcbio.com/zh-hant/shareholder-resources/share-swap.

Additional Information for U.S. Investors

Although the Company is a successor registrant to TLC under US securities laws, the Conversion will be implemented under Taiwan law and is subject to procedural and disclosure requirements that are different from those of the United States. The securities to be issued by the Company in the Conversion will be issued in reliance upon the exemption from the registration requirements of the US Securities Act provided by Rule 802 thereunder, and the Company, TLC and any of their affiliates participating in the Conversion will be exempt from the Rule 13e-3 requirements. The Conversion Offer being made hereunder is exempt from the proxy and tender offer rules under the US Exchange Act.

The Conversion relates to the securities of a Taiwan company is subject to Taiwan procedural and disclosure requirements that are different from those of the US. Any financial statements or other financial information published by the Company and TLC have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US.

It may be difficult for US investors of either company to enforce their rights and any claims they may have arising under the US federal securities laws in connection with the Conversion, since the two companies are located in a country other than the United States, and some or all of their officers and directors may be residents of countries other than the United States. US investors in the two companies may not be able to sue the companies or their respective officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel the two Taiwan companies and their respective affiliates to subject themselves to the jurisdiction or judgment of a US court.

The Conversion Notice may contain certain forward looking statements with respect to the financial condition, results of operations and businesses of the two companies. Forward looking statements are based upon information available as of the date of this Package. There exist known and unknown risks, uncertainties and other important factors that may cause the actual results, levels of activity, performance or achievements of the Company, before or after the Conversion and Restructuring, to be materially different from the information expressed or implied by these forward-looking statements.

WOODS INVESTMENT CO., LTD.

Additional Information for Hong Kong Investors

The contents of this Package have not been reviewed or approved by any regulatory authority in Hong Kong. This Package does not constitute an offer or invitation to the public in Hong Kong to acquire the securities of the Company or Woods. This Package is intended to be distributed only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance of Hong Kong (Cap. 571) or in circumstances which do not constitute an offer or an invitation to the public for the purposes of the ordinance. Each Hong Kong resident is advised to exercise caution in relation to the Conversion and the Restructuring and the series of related transactions and to obtain independent professional advice regarding such transactions.

October 14, 2021